                                                                       EXHIBIT 1

                          OFFER TO PURCHASE FOR CASH
    ALL OF THE OUTSTANDING SHARES OF COMMON STOCK AND CLASS B COMMON STOCK
                                      OF
                        PEERLESS INDUSTRIAL GROUP, INC.
                                      AT
                              $1.67 NET PER SHARE
                                      BY
                          R-B ACQUISITION CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF
                            R-B CAPITAL CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME,
            ON THURSDAY, MAY 15, 1997 UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK AND CLASS B COMMON STOCK (COLLECTIVELY, THE "SHARES") OF PEERLESS INDUSTRIAL GROUP, INC. (THE "COMPANY") WHICH WILL CONSTITUTE AT LEAST (1) A MAJORITY OF THE SHARES, AND (2) A NUMBER OF OUTSTANDING SHARES ENTITLED TO ELECT A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY, IN EACH CASE ON A FULLY DILUTED BASIS (OR, IF THE PURCHASER SO ELECTS IN ITS SOLE DISCRETION, ON THE BASIS OF THE NUMBER OF SHARES THEN OUTSTANDING) AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER ALSO IS SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 13 HEREOF.

  THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 11, 1997 (THE "MERGER AGREEMENT"), AMONG THE COMPANY, R-B ACQUISITION CORPORATION ("PURCHASER") AND R-B CAPITAL CORPORATION ("PARENT"), PURSUANT TO WHICH, FOLLOWING THE CONSUMMATION OF THE OFFER, PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE "MERGER"). THE BOARD OF DIRECTORS OF THE COMPANY AND AN INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, UNANIMOUSLY HAVE DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, HAVE APPROVED THE OFFER AND THE MERGER AND RECOMMEND THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

  IN CONNECTION WITH THE MERGER AGREEMENT, CERTAIN SHAREHOLDERS OF THE COMPANY (INCLUDING ALL OF THE COMPANY'S DIRECTORS) HAVE EXECUTED AND DELIVERED A TENDER AND STOCK OPTION AGREEMENT (THE "TENDER AGREEMENT"), PURSUANT TO WHICH SUCH SHAREHOLDERS HAVE (1) AGREED TO TENDER IN THE OFFER AN AGGREGATE OF APPROXIMATELY 4.45 MILLION SHARES (APPROXIMATELY 71% OF THE SHARES OUTSTANDING ON THE DATE HEREOF), PLUS ADDITIONAL SHARES UNDER CERTAIN CIRCUMSTANCES AND
(2) GRANTED TO PURCHASER AN OPTION TO PURCHASE, UNDER CERTAIN CIRCUMSTANCES, SHARES EQUAL TO 19.9% OF THE OUTSTANDING SHARES. SEE SECTION 11 HEREOF.

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal or such manually signed facsimile and any other required documents to the Depositary, and either deliver the certificate(s) representing such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 hereof, or (2) request his or her broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if they desire to tender such Shares.

  A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, banks or trust companies.

                                ---------------

                    The Information Agent for the Offer is:
                                     LOGO
                                April 17, 1997

                               TABLE OF CONTENTS

 INTRODUCTION..............................................................    1
 RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS........................    2
 THE TENDER OFFER..........................................................    3
     1. Terms of the Offer................................................     3
     2. Acceptance for Payment and Payment for Shares.....................     4
     3. Procedure for Tendering Shares....................................     5
     4. Withdrawal Rights.................................................     7
     5. Certain Federal Income Tax Consequences of the Offer..............     8
     6. Price Range of Shares; Dividends..................................     9
     7. Effect of the Offer on Market for the Shares, NASDAQ Quotation,
        and Exchange Act Registration.....................................     9
     8. Certain Information Concerning the Company........................    10
        Certain Information Concerning Ridge, Blair Mezzanine Fund, the
     9. Purchaser and Parent..............................................    12
    10. Background of the Merger and the Offer; Contacts with the Company.    14
    11. Purpose of the Offer; Plans for the Company; the Merger Agreement;
        the Tender Agreement; Dissenters' Rights..........................    15
    12. Source and Amount of Funds........................................    26
    13. Certain Conditions of the Offer...................................    27
    14. Dividends and Distributions.......................................    29
    15. Certain Legal Matters.............................................    29
    16. Fees and Expenses.................................................    31
    17. Miscellaneous.....................................................    31
 SCHEDULE I................................................................   33
 SCHEDULE II...............................................................   34

TO THE HOLDERS OF COMMON STOCK AND CLASS B
COMMON STOCK OF PEERLESS INDUSTRIAL GROUP, INC.:

                                 INTRODUCTION

  R-B Acquisition Corporation, a Minnesota corporation (the "Purchaser") and a wholly owned subsidiary of R-B Capital Corporation, a Delaware corporation ("Parent"), hereby offers to purchase any and all of the outstanding shares of Common Stock, no par value, and any and all of the outstanding shares of Class B Common Stock, no par value (collectively, the "Shares"), of Peerless Industrial Group, Inc., a Minnesota corporation (the "Company"), at $1.67 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  Parent and Purchaser are corporations formed by Ridge Capital Corporation, Pandora Capital Corporation and their affiliates (collectively, "Ridge") and William Blair Mezzanine Capital Fund II, L.P. ("Blair Mezzanine Fund") in connection with the Offer and the transactions contemplated thereby. For information concerning Ridge, Blair Mezzanine Fund and their respective principals, see Section 9.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 11, 1997 (the "Merger Agreement"), among the Company, Parent and the Purchaser, pursuant to which, after the completion of the Offer and on the terms and subject to the conditions set forth therein, the Purchaser will merge with and into the Company (the "Merger"), with the Company to be the surviving corporation in such Merger, and each outstanding Share (other than Shares owned by Parent or its direct or indirect subsidiaries, which will be cancelled, or by shareholders exercising their dissenters' rights in accordance with Section 473 of the Minnesota Business Corporation Act (the "MBCA")) will be converted into and represent the right to receive an amount in cash equal to the Offer Price. Following the consummation of the Merger, the Company will be a wholly owned subsidiary of Parent. The Merger Agreement is more fully described in Section 11 below.

  In connection with the Merger Agreement, certain shareholders of the Company have executed and delivered a Tender and Stock Option Agreement (the "Tender Agreement"), pursuant to which such shareholders have (1) agreed to tender in the Offer an aggregate of approximately 4.45 million Shares (approximately 71% of the Shares outstanding on the date hereof), together with additional Shares under certain circumstances and (2) granted to Purchaser an option to purchase, under certain circumstances, Shares equal to 19.9% of the outstanding Shares. See Section 11 below. In addition, the Purchaser has been advised that certain members of senior management of the Company's operating subsidiary intend to tender Shares pursuant to the Offer. See Section 9 below.

  THE BOARD OF DIRECTORS OF THE COMPANY, AND AN INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, UNANIMOUSLY HAVE DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, UNANIMOUSLY HAVE APPROVED THE OFFER AND THE MERGER AND RECOMMEND THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES. SEE "RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS."

  Summit Investment Corporation, the Company's financial advisor, has delivered to the Board of Directors of the Company its written opinion dated March 20, 1997 and reaffirmed as of April 7, 1997 to the effect that, as of April 7, 1997, the cash consideration of $1.67 per Share to be received to the holders of Shares in the Offer and the Merger is fair to such shareholders from a financial point of view. Such opinion is set forth in full as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders of the Company concurrently herewith. Holders of Shares are urged to read such opinion, including the assumptions contained therein, in its entirety prior to tendering any Shares in response to the Offer.

  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Harris Trust Company of New York (the "Depositary"), and MacKenzie Partners, Inc. (the "Information Agent") in connection with the Offer.

  The purpose of the Offer is for Parent, through Purchaser, to acquire any and all outstanding Shares and to facilitate the Merger. See Section 11.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES WHICH WILL CONSTITUTE AT LEAST (1) A MAJORITY OF THE SHARES, AND (2) A NUMBER OF OUTSTANDING SHARES ENTITLED TO ELECT A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY, IN EACH CASE ON A FULLY DILUTED BASIS (OR, IF THE PURCHASER SO ELECTS IN ITS SOLE DISCRETION, ON THE BASIS OF THE NUMBER OF SHARES THEN OUTSTANDING) AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM CONDITION"). CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 13.

  According to the Company, as of the date hereof there were 5,045,151 shares of Common Stock, no par value, outstanding, 1,227,273 shares of Class B Common Stock, no par value, outstanding and 1,373,500 shares of Common Stock, no par value, subject to issuance pursuant to the Company's stock option plans and other agreements. For purposes of this Offer, "fully diluted basis" assumes that all outstanding stock options and other rights to acquire Shares are exercised. Based on the foregoing, the Purchaser believes there are approximately 7,645,924 Shares outstanding on a fully diluted basis. Accordingly, the Purchaser believes that the Minimum Condition would be satisfied if at least 3,822,963 Shares are validly tendered prior to the expiration of the Offer and not withdrawn. Pursuant to the Tender Agreement, holders of approximately 4.45 million Shares have agreed to tender their Shares in the Offer. Tender of these Shares would be sufficient to satisfy the Minimum Condition, and would provide Purchaser sufficient Shares to effect the Merger. See Section 11.

  THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO AN ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

                                 *  *  *  *  *

  Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer other than the Minimum Condition which may only be waived with the consent of the Company. See Sections 1 and 13.

  Shareholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

              RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY, AND AN INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, UNANIMOUSLY HAVE DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY HAVE APPROVED THE OFFER AND THE MERGER AND RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. THE OFFER IS BEING EFFECTED TO ACQUIRE ANY AND ALL OUTSTANDING SHARES AND TO FACILITATE THE MERGER. SEE SECTIONS 10 AND 11.

  The Company's financial advisor, Summit Investment Corporation ("Summit") has delivered to the Board of Directors of the Company its written opinion dated March 20, 1997 and reaffirmed as of April 7, 1997 to the effect that, as of April 7, 1997, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

                               THE TENDER OFFER

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as herein defined) and not withdrawn as permitted by Section 4, at a price of $1.67 per Share, net to the seller in cash. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, May 15, 1997, unless the Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended, shall expire. If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and will promptly (but in any event within five business days) pay for all Shares so accepted for payment.

  The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Offer is also subject to certain other conditions set forth in Section 13 below. Purchaser expressly reserves the right, in its sole discretion, to waive, in whole or in part, any or all of the conditions of the Offer (other than the Minimum Condition, which may not be waived without the prior written consent of the Company).

  Subject to the terms of the Merger Agreement and applicable law, including the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 13 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. There can be no assurance that Purchaser will exercise its right to extend the Offer.

  If by 12:00 Midnight, New York City time, on Thursday May 15, 1997 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

  In the Merger Agreement the Purchaser has agreed that, except as otherwise required by law, it will not without the prior consent of the Company extend the Offer if all of the Offer conditions referred to in Section 13 are satisfied, except that the Purchaser may, in its sole discretion, extend the Offer for a period of not more than 10 business days if the number of Shares that have been validly tendered and not withdrawn pursuant to the Offer represent less than 90% of the outstanding Shares. Purchaser may also extend the Offer at any time and from time to time (a) if at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment and pay for Shares shall not have been satisfied or waived and (b) for any period required by any law. In addition, the Purchaser has agreed that, unless previously approved by the Company in writing, the Purchaser will not (i) decrease the price per Share payable in the Offer, (ii) reduce the number of Shares to be purchased in the Offer,
(iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the conditions set forth in Section 13 or (v) make any other change in the terms of the Offer which is materially adverse to the holders of Shares.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or as otherwise may be required by law.

  If the Purchaser makes a material change in the terms of the Offer or if Purchaser waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentages of securities sought, will depend of the facts and circumstances, including the materiality, of the changes. With respect to a change in price, or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, Purchaser decreases the number of Shares being sought (which it may only do with the consent of the Company), or increases or decreases the consideration offered pursuant to the Offer and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date of that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  The Company has provided the Purchaser, the Depositary and the Information Agent with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares whose names appear on the Company's shareholder list and is being furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the later to occur of (i) the Expiration Date and (ii) the date of satisfaction or waiver of the conditions set forth in Section 13. Subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 13. Any determination regarding the satisfaction of any condition will be made in the sole discretion of the Purchaser, and such determination shall be final and binding on all tendering shareholders, provided that the foregoing shall not limit any claim of the Company for breach of the Merger Agreement.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purpose of receiving payments from the Purchaser and transmitting such payments to the tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) a certificate(s) for such Shares or a timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3,
(ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 3 below) in connection with a book-entry transfer, and
(iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares of the Company pursuant to the Offer, see Section 3.

  In all cases, execution and delivery of the Letter of Transmittal will constitute a representation and warranty by the tendering shareholder that such tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares (and any and all other Shares or other securities issued or issuable in respect thereof on or after April 11, 1997 and any or all dividends thereon or distributions with respect thereto (collectively, "Distributions")), and that when the same are accepted for payment by Purchaser, Purchaser will acquire good and marketable title and unencumbered ownership thereto, free and clear of all liens, restrictions, charges, security interests, and encumbrances and not subject to any adverse claims. The tender by a shareholder in accordance with the procedures described below constitutes acceptance of the Offer.

  If any tendered Shares are not accepted for payment for any reason or if certificates are submitted for more Shares than are tendered, certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  If Purchaser increases the consideration offered to shareholders pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered or accepted for payment prior to such increase in consideration.

  Purchaser reserves the right to assign, in whole or from time to time in part, to Parent or a subsidiary of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer nor will any such assignment prejudice in any way the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

  Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares as described below, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchaser and either (i) certificates evidencing tendered Shares must be received by the Depositary at any such address or such Shares must be tendered pursuant to the procedure for book-entry transfer (and a confirmation of receipt of such delivery must be received by the Depositary), in each case, on or prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. No conditional, alternative or contingent tenders will be accepted.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depository's account in accordance with that Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

  DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Except as otherwise provided below, signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (the "NASD"), or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing constituting an "Eligible Institution"). Signatures on Letters of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder of Shares tendered and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instruction 1 and 5 of the Letter of Transmittal.

  If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available, or such shareholder cannot deliver the certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered if the following guaranteed delivery procedures are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary as provided below on or prior to the Expiration Date; and

    (iii) the certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an

  Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Stock Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

  Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding on payments made to shareholders with respect to the purchase price of Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal.

  Appointment as Proxy. By executing a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies and consents granted by such shareholder with respect to such Shares and other securities will be revoked without further action, and no subsequent proxies may be given nor subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares, including voting at any meeting of shareholders scheduled or acting by written consent without a meeting.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS.

  Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 16, 1997.

  For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser and Parent, in their sole discretion, which determination shall be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

  Notices of withdrawal may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

  The following discussion is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or the Merger (including any cash amounts received by dissenting shareholders pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States.

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

  The receipt of cash pursuant to the Offer or the Merger (including any cash amounts received by dissenting shareholders pursuant to the exercise of appraisal rights) will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local and other income tax laws. In general, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the cash received by the shareholder pursuant to the Offer or the Merger and the shareholder's adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date Purchaser accepts the Shares for payment pursuant to the Offer or, if applicable, the effective date of the Merger, the Shares were held for more than one year. There are limitations on the deductibility of capital losses.

  Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the shareholder (i) fails to furnish such shareholder's social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such shareholder's correct number and that such shareholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Shareholders should consult with their own tax advisors as to the qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  The Company's common stock, no par value ("Common Stock") is listed on the NASDAQ OTC Bulletin Board ("NASDAQ/OTCBB") under the symbol "PEER." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Common Stock on the NASDAQ/OTCBB based upon the Company's Annual Report on Form 10-KSB and other public sources.

                                                                   COMMON STOCK
                                                                       PRICE
                                                                   -------------
      CALENDAR YEAR                                                 HIGH   LOW
      -------------                                                ------ ------
      1995:
        First Quarter............................................. $0.875 $0.875
        Second Quarter............................................ $1.125 $0.875
        Third Quarter............................................. $1.75  $1.00
        Fourth Quarter............................................ $1.50  $1.25
      1996:
        First Quarter............................................. $1.875 $1.625
        Second Quarter............................................ $2.125 $1.875
        Third Quarter............................................. $1.50  $1.25
        Fourth Quarter............................................ $1.313 $1.313
      1997:
        First Quarter............................................. $1.875 $1.25
        Second Quarter (through April 14)......................... $1.625 $1.437

  On March 27, 1997, the last full trading day prior to the public announcement by the Company of its negotiations regarding a possible acquisition at a price of $1.67 per share, the reported closing price on the NASDAQ/OTCBB was $1.437 per Share. On April 16, 1997, the last full trading day prior to commencement of the Offer, the reported closing price on the NASDAQ/OTCBB was $1.565 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON MARKET FOR THE SHARES, NASDAQ/OTCBB QUOTATION, AND EXCHANGE ACT REGISTRATION.

  The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by the public.

  The shares of Common Stock are authorized for quotation on the NASDAQ/OTCBB. The extent of the public market for the shares of Common Stock and the availability of such quotations depends upon a number of factors, including the number of shareholders and/or the aggregate market value of the shares of Common Stock, the interest in maintaining a market in the shares of Common Stock on the part of securities firms, the possible termination of registration of the shares of Common Stock under the Exchange Act and other factors. As the number of shares of Common Stock and the number of holders of shares of Common Stock are reduced pursuant to the purchase of Shares by the Purchaser, there will be less interest in maintaining a market for the shares of Common Stock by securities firms, which will adversely affect the liquidity and market value of the remaining Shares.

  The shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding shares of Common Stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the shares of Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the shares of Common Stock. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer be eligible for NASDAQ reporting. THE PURCHASER INTENDS TO SEEK TO CAUSE THE COMPANY TO APPLY FOR TERMINATION OF REGISTRATION OF THE SHARES OF COMMON STOCK AS SOON AS POSSIBLE AFTER CONSUMMATION OF THE OFFER IF THE REQUIREMENTS FOR TERMINATION OF REGISTRATION ARE MET.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of Parent, Purchaser or any of their affiliates takes any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

  The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission's office, 450 Fifth Street, N.W, Judiciary Plaza, Washington, D.C., and should also be available for inspection and copying at the following regional offices of the Commission: Citicorp Center, 600 West Madison Street, Suite 1400, Chicago, Illinois; and 7 World Trade Center, 13th Floor, New York, New York. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W, Judiciary Plaza, Washington, D.C. 20549.

  The Company is a Minnesota corporation with its principal executive offices located at 2430 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota, 55402.

  The business of the Company and its subsidiaries is the manufacture and sale of a varied line of traction products, all types of hardware chain and industrial chain and wire form products in various lengths, diameters and shapes, and cordage of various lengths and diameters. The Company's chain products, consisting primarily of hardware and industrial chain, traction products (tire chains) and wire form products, are sold to customers throughout the United States and most of Canada with expanding sales in England and Mexico. Its major customers include retailers and distributors engaged in selling automotive, farm, hardware and home center products, industrial and specialty distributors and original equipment manufacturers.

  The Company's traction products primarily include automobile, farm tractor, truck, snowblower and garden tractor tire chains available in numerous sizes, weights, and cross link designs. Traction cable products for automobiles and light trucks are also manufactured and sold.

  The Company's hardware and industrial chains include a broad variety of both welded and unwelded chain available in various link sizes and designs, finishes and wire diameters up to 5/89. Many of these chains are sold in straight, continuous lengths of 100 feet or more and are merchandised with special packaging and displays to facilitate resale by the Company's retail customers. A substantial portion of the Company's chain sales is comprised of chain assemblies fabricated by the Company with attachments. Applications for the Company's lower strength chains and chain assemblies include a broad range of home, farm, shop and recreational uses, such as for animal restraints, playground equipment, padlocks, boats, sign hangings, towing, load binding and comparatively light lifting. The Company's higher strength chain and chain assemblies have many heavy duty industrial and commercial applications, such as auto tie downs, tree de-barking, heavy binding, and heavy overhead lifting and hoisting.

  The Company has the wire forming, welding, flattening, punching and plating capacities to manufacture a wide variety of wire form products calling for a continuous piece or pieces of wire. Principal examples of its numerous products include axles for toys, peg board hooks, "S" hooks, soft tie-down hooks and hitch pin clips. A significant portion of the Company's wire form products are custom designed to meet specific customer requirements. The balance of its wire form products are sold to its broad range of retail customers and to support the Company's traction products.

  Set forth below is certain summary consolidated financial information for the Company's last two fiscal years as contained in the Company's Annual Reports on Form 10-KSB for the years ended December 31, 1995 and December 31, 1996. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein, copies of such reports and other documents may be examined at or obtained from the Commission.

                        PEERLESS INDUSTRIAL GROUP, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                            (DOLLARS IN THOUSANDS)

                                                    FISCAL YEAR
                                                       ENDED
                                                   DECEMBER 31,      PRO FORMA
                                                  ----------------  DECEMBER 31,
                                                   1996    1995(1)    1995(2)
                                                  -------  -------  ------------
      INCOME STATEMENT INFORMATION:
      Net sales ................................. $45,002  $1,419     $41,951
      Net income (loss)..........................    (215)   (202)       (331)
      BALANCE SHEET INFORMATION:
      Total assets...............................  38,395  39,497         --
      Current portion of long-term debt..........   9,870  11,300         --
      Long-term debt, less current portion.......   6,861   7,767         --
      Shareholders' equity.......................   6,278   5,094         --

--------
(1) The Company purchased all outstanding shares of Peerless Chain Company (the "Operating Company"), on December 15, 1995. The acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of the Operating Company are included in the income statement information since the date of acquisition. See footnote 2 to the audited financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.
(2) These unaudited pro forma results of operation are presented as if the Company's acquisition of the Operating Company had occurred on January 1, 1995. See footnote 2 to the audited financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

Certain Company Projections.

  To the knowledge of Parent and the Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company prepared and furnished Parent with certain financial projections and has disclosed to Parent the Company's budget for 1997.

  The projections presented in the table below (the "Projections") are derived or excerpted from the Company's 1997 budget and other information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith. The Projections should be read together with the other information contained in this Section 8.

                        PEERLESS INDUSTRIAL GROUP, INC.

               SELECTED PROJECTIONS OF FUTURE OPERATING RESULTS

                            (DOLLARS IN THOUSANDS)

                                                          1997    1998    1999
                                                         ------- ------- -------
      Net Sales......................................... $49,157 $53,124 $57,256
      Net Income........................................   1,379   1,852   2,339

  The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Parent and its prospective lenders. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Projections. The Projections reflect numerous assumptions, all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, including assumed interest expense and effective tax rates consistent with historical levels for the Company, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. The inclusion of the Projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective financial advisors considered or consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. None of Parent, the Purchaser, the Company and their respective financial advisors assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections. None of Parent, the Purchaser, the Company and any of their financial advisors has made, or makes, any representation to any person regarding the information contained in the Projections and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error.

9. CERTAIN INFORMATION CONCERNING RIDGE, BLAIR MEZZANINE FUND, THE PURCHASER AND PARENT.

  Ridge Capital Corporation ("RCC") and Ridge Advisors, Inc. ("RAI") are privately held Illinois corporations engaged, directly and through its subsidiaries, in leveraged acquisitions, venture capital investments, real estate investments and the provision of related advisory services. All of the capital stock of RCC and RAI is owned by J. Bradley Davis.

  Pandora Capital Corporation ("PCC") is a private equity investment firm located in Barrington, Illinois. The sole shareholder of Pandora Capital Corporation is Harrington Bischof. Mr. Bischof also serves as a Senior Advisor to RCC and RAI.

  RCC, RAI and PCC are jointly referred to herein as "Ridge". For certain information regarding the shareholders, directors and executive officers of Ridge. See Schedule I.

  Blair Mezzanine Fund, a Delaware limited partnership, is a private investment partnership. The general partner of Blair Mezzanine Fund is William Blair Mezzanine Capital Partners II, L.L.C., a Delaware limited liability company (the "WB General Partner"). The board of managers of WB General Partner consists of Timothy J. MacKenzie, Terrance M. Shipp, Marc J. Walfish,
E. David Coolidge III and John P. Kayser. The principal business address of Blair Mezzanine Fund and each member is 222 West Adams Street, Chicago, Illinois, and the principal occupation and five-year employment history of each member of the board of managers is set forth on Schedule I hereto.

  The Parent is a Delaware corporation and the Purchaser is a Minnesota corporation, each of which has been newly formed by Ridge and Blair Mezzanine Fund for the purpose of effecting the Offer and the Merger. It is not anticipated that, prior to the consummation of the Offer and the Merger, the Purchaser or the Parent will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The Purchaser is a wholly owned subsidiary of Parent. The principal executive offices of the Purchaser and Parent are located at 257 East Main Street, Barrington, Illinois 60010. After the completion of the sale of the equity interests in Parent, the outstanding common stock of Parent will be owned by Ridge and Blair Mezzanine Fund.

  Purchaser has held discussions with members of the management of the Company concerning their possible participation in the equity of Parent following consummation of the Merger. Ridge and Blair Mezzanine Fund have committed sufficient funds to enable Parent to consummate the Offer and Merger and pay all other obligations associated therewith without the participation of any members of Company management. Parent currently expects that Jan C. van Osnabrugge, President of the Company and Chief Executive Officer of the Company's operating subsidiary, Peerless Chain Company (the "Operating Company") would invest $100,000 in Parent for 2.33% of the outstanding shares of Parent; and Robert Deter, Chief Financial Officer of the Company and the Operating Company would invest $63,750 in Parent for 1.49% of the outstanding shares of Parent. Messrs. van Osnabrugge and Deter are executive officers of the Company. In addition, Parent expects that Gerald Faurote, Vice-President-- Sales and Marketing of the Operating Company would invest $70,000 in Parent for 1.63% of Parent's shares and that Dale Schwanke, Vice-President of Operations of the Operating Company would invest $63,750 in Parent for 1.49% of Parent's shares. Parent has also held discussions with eight other members of the non-executive operating management of the Operating Company concerning their interest in purchasing shares of Parent. Parent has allocated a total of 4.77% of its shares representing $202,500 of proceeds for possible purchase by such eight individuals; however, neither Parent nor any of such individuals has made any commitments with respect to the shares of Parent.

  Any investments in Parent made by management would reduce the amount to be invested by Ridge.

  For certain information concerning the principals of Ridge and Blair Mezzanine Fund, and the directors and executive officers of Parent and the Purchaser, see Schedules I and II, respectively, to this Offer to Purchase.

  An affiliate of the Blair Mezzanine Fund holds an equity interest of less than 10% in, and is a subordinated lender to, Eagle Pacific Industries, Inc. William Spell, Harry Spell, Bruce Richard and Richard Perkins, who are directors of the Company, are also directors and shareholders of Eagle Pacific Industries, Inc.

  Except as described in this Offer to Purchase, neither the Purchaser nor Parent, nor, to the best of their knowledge, any of the persons listed in Schedules I or II hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Neither the Purchaser nor Parent, nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

  Except as described in this Offer to Purchase (i) none of Ridge, Blair Mezzanine Fund, the Purchaser or Parent, nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedules I or II to this Offer to Purchase or any associate or majority owned subsidiary of any of the foregoing, had any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, (ii) there have been no contacts, negotiations or transactions since January 1, 1994 between Parent or the Purchaser, or, to the best of their knowledge, any of the persons listed in Schedules I or II hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets and
(iii) neither the Purchaser nor Parent, nor, to the best of their knowledge, any of the persons listed in Schedules I or II hereto, has since January 1, 1994 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. BACKGROUND OF THE MERGER AND THE OFFER; CONTACTS WITH THE COMPANY.

  In October 1996, a representative of Coopers & Lybrand Securities L.L.C. ("Coopers"), as representative of the Company, contacted Harrington Bischof, a Senior Advisor to Ridge Capital Corporation ("RCC") and President of Pandora Capital Corporation ("PCC"), a corporation wholly-owned by Mr. Bischof, to inquire as to PCC's potential interest in pursuing a possible transaction with the Company. Coopers indicated that Coopers was simultaneously making similar approaches to other potential purchasers of the Company. On October 30, 1996 PCC executed a confidentiality agreement, and in mid-November, 1996 PCC was furnished an initial offering memorandum concerning the Company prepared by the Company. In November, 1996, PCC contacted J. Bradley Davis of RCC, and PCC and RCC (collectively, with other affiliates of RCC, "Ridge") determined to proceed jointly in evaluating a potential transaction involving the Company. On December 9, 1996, Ridge delivered to Coopers a non-binding expression of interest in pursuing a potential transaction with the Company. Shortly thereafter Ridge was notified by Coopers that Ridge had qualified as one of the second round participants that would be permitted to conduct additional due diligence investigations with respect to the Company.

  From December 19, 1996 through mid-February, 1997, Ridge requested and received various information concerning the Company of the type available to all second round participants, and conducted various investigations and reviews of the Company and its business. This process included attendance at a presentation by Coopers and the Company and a plant tour on January 24, 1997, and a series of telephone conversations and meetings with senior and operating management of the Company and representatives of Coopers to further investigate the business, strategies and prospects of the Company and to discuss a possible acquisition of the Company by Ridge. During this period Ridge also held various telephone conversations and meetings with certain of the Company's lenders and lessors in order to obtain preliminary assurance that the Company's relationships with such lenders and lessors would continue after a change of control.

  In early February, 1997, Ridge selected Blair Mezzanine Fund as its equity partner and sole source of subordinated debt financing for a potential acquisition of the Company. On February 4 and 5, 1997 Ridge and Blair Mezzanine Fund made a visit to the Company, which included another presentation by Coopers and operating management of the Company, in order to provide Blair Mezzanine Fund an opportunity to conduct due diligence on the Company.

  On February 21, 1997, Ridge submitted to Coopers a binding bid to acquire the Company for a price of $1.65 per share, in accordance with the bid procedures established by the Company and Coopers. From February 21 through February 28 Ridge held various discussions with Coopers and William H. Spell, Chief Executive Officer of the Company, to discuss Ridge's bid. On February 28, 1997, Ridge and Blair Mezzanine Fund submitted a revised bid to acquire the Company at a price of $1.67 per share.

  From February 28 through March 4, 1997, Ridge held further discussions and negotiations with the Company and Coopers regarding the structure of Ridge's bid, including (i) Ridge's comments on a form of

Agreement and Plan of Merger distributed to bidders by the Company's counsel,
(ii) Ridge's requirement that certain shareholders of the Company execute and deliver Tender and Stock Option Agreements, by which such shareholders would agree to tender their shares to Ridge and would grant to Ridge an option, exercisable under certain circumstances, to purchase up to 19.9% of the Company's outstanding shares and (iii) Ridge's requirement for a termination fee of $900,000, plus expenses, payable in certain circumstances. As a result of these negotiations, Ridge abandoned its request for expense reimbursement, and defined more specifically the circumstances in which the $900,000 termination fee would be payable.

  On March 4, 1997, the Company's Board of Directors approved the execution of a letter agreement among the Company, Ridge and Blair Mezzanine Fund, whereby the Company agreed to negotiate exclusively with Ridge and Blair Mezzanine Fund through April 7, 1997 (later extended through April 11, 1997) for the acquisition of the Company's common stock including options, warrants and other rights as if fully exercised, at a price of $1.67 per share, subject to satisfactory completion of Ridge's due diligence investigation of the Company, the negotiation of definitive agreements, receipt of necessary regulatory approvals and the availability of financing.

  On March 31, 1997, the Company filed its Annual Report on Form 10-KSB for the year ended December 31, 1996, which indicated that pre-tax earnings were $447,000 less than previously reported to the Purchaser as contained in the Company's materials distributed to potential purchasers. Despite such deficiency the Purchaser elected to continue with its due diligence and the negotiation of the Merger Agreement.

  From March 4 through April 11, 1997, Ridge and Blair Mezzanine Fund continued their due diligence investigations of the Company. Ridge and Blair Mezzanine Fund also met with operating management of the Company to discuss the terms of their continued employment by the Company and the prospect that certain members of management might be invited to invest in the Parent, and continued their discussions with the Company's lenders and lessors regarding the continuance of the Company's relationships with such lenders and lessors following the Offer and the Merger. During this period, counsel for Ridge, Blair Mezzanine Fund and the Company exchanged drafts of and comments on a form of Agreement and Plan of Merger and related disclosure schedules, a form of Tender and Stock Option Agreement, and the documents required to be filed and disseminated in connection with the Offer. Also during this period, Parent and Purchaser were organized.

  On April 7, 1997, the Company's Board of Directors gave final approval to the Merger and the Offer, and authorized execution and delivery of the Merger Agreement. On April 11, 1997 the Company, Parent and Purchaser executed and delivered the Merger Agreement, and Parent, Purchaser and the shareholders party thereto executed and delivered the Tender Agreement.

  In the Merger Agreement, Parent and Purchaser agreed with the Company that at the Effective Time Parent would cause the Company, as the surviving corporation in the Merger, and the Operating Company to enter into a consulting agreement with Mr. William H. Spell for a two-year period, providing for compensation of (i) $120,000 payable within seven days after the execution of the Consulting Agreement, (ii) $25,000 per quarter for each of the first four quarters of the Consulting Agreement, payable quarterly in arrears, and (iii) $22,500 per quarter for each of the second four quarters of the Consulting Agreement, payable quarterly in arrears.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; THE TENDER AGREEMENT; DISSENTERS' RIGHTS.

  The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring control of, and the entire equity interest in, the Company.

  The acquisition of 90% or more of the outstanding Shares pursuant to the Offer will permit the Merger to be effected under Minnesota law without the approval of the Company's shareholders. Therefore, if at least approximately 5,465,182 Shares (or such greater number as may be necessary if options are exercised), are acquired pursuant to the Offer, the Purchaser will be able to and intends to effect the Merger without a meeting of holders of Shares. If the Minimum Condition is met (but less than 90% of the outstanding Shares are acquired), a special meeting will be called to obtain shareholder approval of the Merger. Upon consummation of the Offer, Purchaser will have a sufficient number of votes to approve the Merger at such a meeting.

  Following the Offer and the Merger, Parent anticipates that it will operate the Company as a wholly owned subsidiary of Parent.

  If and to the extent that the Purchaser acquires control of the Company, Parent and the Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, corporate structure, Restated Articles of Incorporation, Bylaws, capitalization, dividend policy or management.

  Except as noted in this Offer to Purchase, the Purchaser and Parent have no present plans nor proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any subsidiary of the Company or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management.

The Merger Agreement

  The following is a brief summary of the Merger Agreement, and is qualified in its entirety by reference to the text of the Merger Agreement, a copy of which has been filed by Parent as an exhibit to the Schedule 14D-l and may be obtained in the manner described in Section 8.

THE OFFER

  Pursuant to the Merger Agreement, the Purchaser was required to commence the Offer as promptly as practicable, but in any event within five business days after the public announcement of the Merger Agreement. Subject to the prior satisfaction or waiver of the conditions to the Offer described in Section 13 below, the Purchaser is obligated to accept for payment all Shares validly tendered pursuant to the Offer, and not withdrawn, as soon as legally permissible and to pay for all such Shares as soon as practicable thereafter; provided, however, that subject to the terms of the Merger Agreement the Offer may be extended by the Purchaser, in its sole discretion, for not more than ten business days beyond the initially scheduled expiration date thereof. Without the prior written consent of the Company, the Purchaser may not decrease the price per Share, decrease the number of Shares being sought in the Offer, change the form of consideration payable in the Offer, add additional conditions to the Offer, or, subject to the preceding sentence, make any other change in the terms of the Offer which is materially adverse to the holders of Shares. The Merger Agreement provides that the Offer will be subject only to the conditions described in Section 13 below, which are for the benefit of the Purchaser and may be asserted or waived by the Purchaser in whole or in part at any time and from time to time, in its sole discretion; provided, however, that the Purchaser may not waive the Minimum Condition without the prior written consent of the Company.

  The Merger Agreement requires that, as soon as practicable on the date of commencement of the Offer, (i) Parent and the Purchaser shall file with the Commission a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (the "Schedule 14D-1"), which will contain the offer to purchase and form of the related letter of transmittal and (ii) the Company will file with the Commission, and mail to its shareholders, the Schedule 14D-9 containing the recommendation of the Board of Directors of the Company that the Company's shareholders accept the Offer and tender their Shares.

BOARD OF DIRECTORS

  Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares owned by Purchaser and its affiliates (including any Shares purchased pursuant to the Offer) bears to the total number of outstanding Shares. The Company will either increase the size of its Board of Directors or use its best efforts to secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to such Board of Directors, and shall cause Purchaser's designees to be so elected.

  Following the election or appointment of Purchaser's designees, any amendment of the Merger Agreement or the Restated Articles of Incorporation or By-Laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the directors of the Company then in office who are not designees of Purchaser or employees of the Company.

THE MERGER

  The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer and the receipt of any required approval by the Company's shareholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, the Purchaser and the Company will be merged. Upon consummation of the Merger (the "Effective Time"), each then outstanding Share (other than Shares owned by the Purchaser or Shares held by shareholders of the Company who have exercised their dissenters' rights in accordance with
Section 473 of the MBCA) will be converted into the right to receive an amount in cash (the "Merger Consideration") equal to the per Share price paid pursuant to the Offer.

  Following consummation of the Merger, the Company will be the surviving corporation. The Merger Agreement also provides that the Articles of Incorporation and the Bylaws of the Purchaser at the Effective Time will be the Articles of Incorporation and Bylaws of the surviving corporation and that the directors and officers of the Purchaser at the Effective Time will be the directors and officers of the surviving corporation.

  The Merger Agreement provides that at or prior to the Effective Time, each option and warrant granted pursuant to the Company's stock option plans and other agreements (the "Stock Purchase Rights"), whether or not then exercisable, which was outstanding as of the date of the Merger Agreement and which has not been exercised prior to the acquisition of Shares pursuant to the Offer, shall be cancelled and each holder of a cancelled Stock Purchase Right shall be entitled to receive from the Company, in cancellation and settlement of the Stock Purchase Right, an amount in cash (less applicable withholding taxes) equal to the product of (x) the number of Shares previously subject to the Stock Purchase Right and (y) the excess, if any, of the purchase price paid pursuant to the Offer over the exercise price per Share provided for in the Stock Purchase Right.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various customary representations and warranties of the Company, including representations by the Company as to (i) organization, qualification and similar corporate matters of the Company and its subsidiaries (ii) the capitalization of the Company and its subsidiaries,
(iii) the authorization, execution, delivery and enforceability of the Merger Agreement, (iv) the lack of required consents and approvals in connection with the Merger Agreement, and the non-contravention by the Merger Agreement and the related transactions of any article provision, by-law, material contract, order, law or regulation to which the Company or its subsidiaries is a party or by which it is bound or obligated, (v) the filing of required Commission reports, the absence of untrue statements of material facts or omissions of material facts in such reports, and the absence of other undisclosed liabilities, (vi) the absence of changes or events which have had a material adverse effect on the Company, and the absence of casualty losses, declarations of dividends, certain compensation arrangements, material commitments or transactions and certain other events, (vii) the absence of payments to any intermediary other than Coopers & Lybrand Securities L.L.C. and of any finder's or other fee or commission, (viii) the absence of untrue statements of material facts or omissions of material facts in the Schedule 14D-9 and the proxy statement to be sent to shareholders in connection with the Merger, (ix) possession of all necessary rights and licenses in intellectual property, (x) the absence of claims and litigation, (xi) labor matters, (xii) the filing of tax returns and the payment of taxes, (xiii) the absence of environmental claims and compliance with all environmental laws and regulations, (xiv) employee benefits matters, (xv) compliance with laws, rules, statutes, orders, ordinances or regulations, and material notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchise or other instruments or obligations of the Company or any of its subsidiaries which would result in a material adverse effect, (xvi) real property ownership and the possession and enforceability of all real property leases, (xvii) the absence of notices, citations or decisions of governmental or regulatory bodies and recalls with respect to any product produced, manufactured, marketed or distributed by the Company, (xviii) applicable voting requirements and (xix) inapplicability of certain state takeover laws.

  The Merger Agreement also contains various customary representations and warranties of the Parent and the Purchaser, including representations by Parent and Purchaser as to (i) organization, qualification and similar corporate matters of Parent and Purchaser, (ii) the authorization, execution, delivery, and enforceability of the Merger Agreement, (iii) the absence of untrue statements of material facts or omissions of material facts in any documents related to the Offer or in the Schedule 14D-1, (iv) the absence of untrue statements of material facts or omissions of material facts in any information provided to the Company in connection with the proxy statement,
(v) the lack of required consents and approvals in connection with the Merger Agreement, and the non-contravention by the Merger Agreement and the related transactions of any charter provision, by-law, material contract, order, law or regulation to which Parent or Purchaser is a party or by which it is bound or obligated and (vi) the possession of all funds necessary to satisfy Purchaser's obligations under the Merger Agreement.

  In general, the representations and warranties in the Merger Agreement do not survive the payment for shares in the Offer.

COVENANTS

  No Solicitation. The Merger Agreement requires the Company to immediately cease any existing discussions or negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined below). The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent, or any of its subsidiaries, or otherwise (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer), liquidation, reorganization or similar transactions involving the Company or any of its subsidiaries or divisions, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"), (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any information or data to any person or entity relating to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal; provided, that the foregoing does not prevent the Company from, prior to the acceptance for payment by the Purchaser of Shares pursuant to the Offer, furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by the Company after the execution of the Merger Agreement from a person or entity whose initial contact with the Company may have been solicited by the Company prior to the execution of the Merger Agreement), and may recommend such an unsolicited bona fide written Acquisition Proposal to the shareholders of the Company, if and only to the extent that (i) the Board of Directors of the Company determines in good faith (after consultation with and based upon the advice of its financial advisor and considering the affect of such Acquisition Proposal upon the employees, customers and the community) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the shareholders of the Company than the Offer and Merger and that the person or entity making such Acquisition Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal"), (ii) the Board of Directors of the Company determines in good faith (after consultation with and based upon the advice of its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of such Board of Directors to its shareholders under applicable law and (iii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to the Company than those contained in the confidentiality agreement between the Company and Ridge. The Company's exercise of the rights described above may create an obligation to pay a fee to Parent as described below. See "The Merger Agreement--Termination Fee; Expenses."

  The Company has also agreed not to release any third party from, and to enforce strictly any confidentiality or standstill agreement to which the Company and such third party are parties. The Company will promptly notify Parent in writing if any proposal or offer, or any inquiry or contact with any person with respect thereto, is made, or if any information is provided to any person, and any such notice shall include a description of the terms of any proposal or offer, or the nature of any inquiry or contact, which is made.

  Termination of Stock Plans. Prior to the consummation of the Offer, the Company's Board of Directors (or, if appropriate, any committee thereof) will adopt resolutions or take other actions necessary to ensure that, following the Effective Time, no participant in any stock, stock option, stock appreciation or other benefit plan of the Company or any of its subsidiaries or any holder of any option will have any right thereunder to acquire any capital stock of the surviving corporation or any subsidiary thereof.

  Conduct of Business of the Company. From the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations in the ordinary course of business consistent with past practice, and the Company and its subsidiaries will each use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it.

  Accordingly, prior to the Effective Time, neither the Company nor any of its subsidiaries may, without prior written consent of Purchaser, engage or agree to engage in an enumerated list of transactions generally characterized as being outside the ordinary course of business. Transactions requiring Purchaser's prior approval include actions by the Company or its subsidiaries to (i) amend its articles of organization or by-laws, (ii) issue, pledge or sell any capital stock or any other securities, except as required by option agreements and option plans as in effect as of the date of the Merger Agreement, or split, combine or reclassify any shares of its capital stock,
(iii) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock, or property) in respect of its capital stock, or repurchase or redeem any of its capital stock or any capital stock of its subsidiaries, (iv) subject to certain exceptions, enter into, adopt, amend or terminate any bonus, compensation, severance, termination, or employee benefit arrangement, (v) waive any provision of any confidentiality agreement, (vi) other than ordinary course borrowings under existing lines of credit, incur any debt or assume, guarantee or endorse the obligations of any other person, make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company), pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries or mortgage or pledge any of its assets or create any Lien thereupon, (vi) acquire, sell, lease, license, encumber, transfer or dispose of any assets of the Company and its subsidiaries, (vii) change any of the accounting principals or practices used by it, except as may be required as a result of a change in law or in generally accepted accounting principles, or make any tax election, (viii) acquire any corporation, partnership or other business organization or division thereof, authorize any new capital expenditures exceeding $100,000 in the aggregate or settle any litigation for amounts in excess of $25,000 individually or $50,000 in the aggregate, (ix) pay, discharge or satisfy any claims, liabilities or obligations outside the ordinary course or not in accordance with their terms, except where such action would not result in a material adverse effect, (x) enter into any transaction or amend any existing transaction with any affiliate of the Company or (xi) take or agree to take any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or would result in any of the conditions to the Offer not being satisfied.

  Access to Information. The Company will give Parent and Purchaser and their representatives reasonable access to all necessary information, subject to a confidentiality agreement.

  Certain Filings, Etc. Parent, the Purchaser and the Company shall cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal, state or foreign law or regulation or any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other contracts material to the Company's and the Operating Company's business in connection with the consummation of the Offer or the Merger and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.

  Proxy Statement. If necessary to consummate the Merger, promptly after the termination or expiration of the Offer, the Company shall prepare the Proxy Statement, file it with the Commission and mail it to all holders of Shares. Parent, the Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement.

  State Takeover Statutes. The Company shall (i) take all action, if any, necessary to exempt the Offer and the Merger from the effects of any state takeover law and (ii) upon the request and at the expense of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity, or applicability to the Offer or the Merger, of any such state takeover law.

  Best Efforts. Subject to the terms and conditions of the Merger Agreement, each of the parties will use its best efforts to take all actions and do all things necessary to consummate and make effective the transactions contemplated by the Merger Agreement.

  Indemnification. The surviving corporation will assume the indemnification and expense advancement obligations of the Company and its subsidiaries to present and former directors, officers, employees and agents (i) pursuant to certain indemnification agreements between the Company and each of such individuals (the "Indemnification Agreements") and (ii) as provided in the Articles of Incorporation and by-laws of the Company and its subsidiaries as in effect at the time of execution of the Merger Agreement (the "Indemnification Obligations"). From and after the Effective Time, Parent will guarantee and cause the surviving corporation to perform all of the Indemnification Obligations.

  Consulting Agreement. At the Effective Time, Parent shall cause the Company, as the surviving corporation in the Merger, and the Operating Company to enter into a consulting agreement with Mr. William H. Spell for a two-year period, providing for compensation of (a) $120,000 payable within seven days after the execution of the Consulting Agreement, (b) $25,000 per quarter for each of the first four quarters of the Consulting Agreement, payable quarterly in arrears, and (c) $22,500 per quarter for each of the second four quarters of the Consulting Agreement, payable quarterly in arrears.

  Notification of Certain Matters. The Company will give prompt notice to Parent or Purchaser, and Parent or Purchaser will give prompt notice to the Company, as the case may be, of the occurrence, or non-occurrence of any event which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate.

  Public Announcements. Parent and Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement.

CONDITIONS

  The obligations of the Company, the Purchaser and Parent to effect the Merger are subject to the satisfaction of certain conditions set forth in the Merger Agreement, including (i) the acceptance and purchase by the Purchaser of Shares pursuant to the Offer, (ii) the receipt of shareholder approval of the Company, if required, and (iii) there being no order, decree or injunction of a court of competent jurisdiction which prohibits consummation of the Merger and there shall not have been any action taken or any statute, rule, or regulation enacted, promulgated or deemed applicable to the Merger by any governmental or regulatory authority, agency, commission or other entity, domestic or foreign, that makes consummation of the Merger illegal.

TERMINATION

  According to its terms, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the shareholders of the Company, by the mutual written consent of Parent, the Purchaser and the Company. In addition, the Merger Agreement may be terminated by the Company if (i) the Offer shall not have been commenced within five business days from the date of public announcement of the Merger Agreement or the Offer shall have expired and the Purchaser shall not have accepted for payment Shares pursuant to the Offer (provided, that the right to terminate the Merger Agreement thereby shall not be available if the Company's failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the Offer not being so commenced or consummated) or (ii) there has been a material breach by Parent or the Purchaser of any representation, warranty, covenant or agreement as set forth in the Merger Agreement on the part of Parent or the Purchaser and which Parent or the Purchaser, as the case may be, fails to cure within 10 days after notice thereof is given by the Company. The Merger Agreement may be terminated by either Parent or the Company if (i) the Offer terminates or expires pursuant to its terms on account of the failure of any condition to the Offer described in Section 13 below to have been satisfied without the Purchaser having purchased any Shares thereunder (provided, that the right to so terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of any such condition), (ii) either Parent or the Company (or any permitted assignee) is prohibited by an order or injunction of a court of competent jurisdiction from consummating the Merger and all means of appeal and all appeals from such order or injunction have been finally exhausted; (iii) prior to the purchase of Shares pursuant to the Offer (x) the Company shall have received (other than in violation of the Company's non-solicitation covenant) a Superior Proposal (as defined in the Merger Agreement), and (y) Parent does not make, within five business days of receipt of written notice of the Company's desire to accept such Superior Proposal, an offer that the Board of Directors believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company, as the Superior Proposal or (iv) the Purchaser has not accepted Shares for payment on or before July 11, 1997, provided that the right to terminate the Merger Agreement as described in this clause (iv) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in such failure to accept Shares for payment or the failure to satisfy any condition set forth in the Merger Agreement, and shall not be available to the Company if any shareholder of the Company shall have breached any provision of the Tender Agreement. The Merger Agreement may be terminated by Parent if (i) there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the Company and which the Company fails to cure within 10 days after notice thereof is given by the Parent, (ii) prior to the purchase of Shares pursuant to the Offer, any person, corporation, entity or "group," as defined in Section 13(d)(3) of the Exchange Act (other than Parent or the Purchaser) shall have acquired beneficial ownership of 25% or more of the outstanding Shares or (iii) the Board of Directors of the Company shall have withdrawn or modified, or resolved to withdraw or modify, in any manner which is materially adverse to Parent or the Purchaser, its recommendation or approval of the Offer, the Merger or the Merger Agreement.

TERMINATION FEE; EXPENSES

  If (i) the Merger Agreement is terminated after the occurrence of a Triggering Event (as defined below), and (ii) within six months after such termination the Company either (a) consummates any Alternative Transaction (as defined below) or (b) becomes a party to any agreement relating to an Alternative Transaction that is thereafter consummated, then upon the consummation of such Alternative Transaction the Company shall pay Parent a non-refundable fee of $900,000 (the "Termination Fee") which amount shall be payable by wire transfer of same day funds on the date such Alternative Transaction is consummated. The Company shall reimburse the Parent in connection with any legal or other fees incurred by the Parent in connection with the collection of the Termination Fee from the Company.

  A "Triggering Event" shall mean any of the following:

    (i) the Board of Directors of the Company shall have withdrawn or modified its recommendation of the Offer or shall have resolved or publicly announced its intention to do so; or

    (ii) an Alternative Transaction shall have taken place or the Board of Directors of the Company shall have recommended such an Alternative Transaction to shareholders, or shall have resolved or publicly announced its intention to recommend or engage in an Alternative Transaction; or

    (iii) a tender offer or exchange offer with respect to shares of the Company shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Parent and its affiliates), and the Board of Directors of the Company shall have (1) recommended (or shall have resolved or publicly announced its intention to recommend) that the shareholders of the Company tender their shares in such tender or exchange offer or (2) resolved or publicly announced its intention to take no position with respect to such offer; or

    (iv) the Offer shall have expired without satisfaction of the Minimum Condition, and at any time during the Offer an Alternative Transaction shall have been publicly announced and not absolutely and unconditionally withdrawn and abandoned; or

    (v) a material breach by the Company of the Merger Agreement shall have occurred, and at the time of such breach or any termination based thereon an Alternative Transaction shall have been publicly announced and not absolutely and unconditionally withdrawn and abandoned; or

    (vi) the Company shall have negotiated with, furnished information to, entered into any agreement with, or consummated or recommended any transaction with, any person other than Parent or its affiliates, based on a determination regarding a "Superior Proposal"; or

    (vii) the Company shall have breached its non-solicitation covenant.

  An "Alternative Transaction" shall mean (i) any transaction or series of transactions by which any person or group (other than Parent and its affiliates) acquires or would acquire shares (or securities exercisable or convertible into shares) representing 20% or more of the outstanding shares of the Company, pursuant to a tender offer, exchange offer or otherwise, (ii) a merger, consolidation, share exchange, sale of substantial assets or other business combination involving the Company, (iii) any other transaction or series of transactions whereby any person acquires or would acquire control of the board of directors, business or assets of the Company, or (iv) any agreement with respect to any of the foregoing, which in the case of any transaction or agreement described in clauses (i) through (iv) above, involves a greater value (considering the amounts payable to shareholders and all payments under employment, consulting and other arrangements in connection therewith) than the value of the Offer and the Merger and the other arrangements related thereto.

  Except as described above and except as described below under "The Tender Agreement--Excess Expenses", each of the Company, Parent and the Purchaser shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

AMENDMENT

  Subject to the applicable provisions of the MBCA, the Merger Agreement may be amended by action taken by the Company, Parent and the Purchaser at any time prior to the Effective Time.

The Tender Agreement

  Parent and Purchaser have entered into the Tender Agreement with the shareholders of the Company named below. The following is a brief summary of the Tender Agreement, and is qualified in its entirety by reference to the text of the Tender Agreement, a copy of which has been filed by Parent as an exhibit to the Schedule 14D-l and may be obtained in the manner described in
Section 8.

PARTIES AND CONSIDERATION

  The Tender Agreement has been executed and delivered by the following shareholders of the Company, each holding the number of shares and Purchaser Option Shares (as defined below) shown below opposite the name of such shareholder:

                                                                       PURCHASER
                                            OUTSTANDING    OPTIONS      OPTION
                   SHAREHOLDER              SHARES HELD    HELD(1)      SHARES
                   -----------              -----------   ---------    ---------
      Perkins Capital Management, Inc......  1,368,500          --       383,747
      Northland Business Capital L.L.P.....  1,227,273      100,000(2)   344,145
      Reynold M. Anderson..................    620,771(3)   102,000      174,073
      Michael E. Platt.....................    532,500(4)    50,000      149,321
      Richard W. Perkins...................    397,000(5)   144,000      111,325
      William H. Spell.....................    103,636      415,000       29,061
      Harry W. Spell.......................    117,453(6)   144,000       32,935
      Bruce A. Richard.....................     84,181      133,000       23,606
                                             ---------    ---------    ---------
        TOTAL..............................  4,451,314(7) 1,088,000(7) 1,248,213
                                             =========    =========    =========

--------
(1) Includes shares subject to an option or warrant exercisable within 60 days of March 3, 1997.
(2) Includes 50,000 shares purchasable pursuant to a warrant issued to Brian
    K. Smith, a General Partner of Northland Business Capital L.L.P.
(3) Includes: (i) 370,000 shares owned by the Z. Albin E. Anderson Irrevocable Trust, of which Mr. Anderson is a trustee and a beneficiary and (ii) 771 shares owned by Mr. Anderson's spouse.
(4) Includes 14,000 shares owned by Mr. Platt's spouse.
(5) Includes: (i) 72,000 shares owned by the Richard W. Perkins Trust dated 6/14/78, (ii) 25,000 shares owned by the Perkins Capital Management, Inc. Profit Sharing Plan & Trust dated 12/15/86, (iii) 50,000 shares owned by Quest Venture Partners and (iv) 250,000 shares owned by Pyramid Partners, L.P.
(6) Includes 18,181 shares owned by the Spell Family Foundation of which Mr. Spell is a director.
(7) All of the Existing Shares and options are subject to the Tender
    Agreement.

  THE SHAREHOLDERS WHO HAVE EXECUTED AND DELIVERED THE TENDER AGREEMENT OWN AN AGGREGATE OF 4,451,314 SHARES, OR APPROXIMATELY 71% OF THE ISSUED AND OUTSTANDING SHARES. SUCH SHAREHOLDERS ALSO OWN OPTIONS TO ACQUIRE AN ADDITIONAL 1,088,000 SHARES, SO THAT, ASSUMING EXERCISE OF ALL OPTIONS TO ACQUIRE SHARES, SUCH SHAREHOLDERS WOULD HOLD APPROXIMATELY 72.4% OF THE COMPANY'S SHARES ON A FULLY-DILUTED BASIS. The Tender Agreement was executed in consideration of Parent's and Purchaser's execution and delivery of the Merger Agreement, and to induce Parent and Purchaser to execute and deliver the Merger Agreement and to induce Purchaser to make the Offer. No additional consideration was paid to the shareholders who executed the Tender Agreement.

AGREEMENT TO TENDER

  In the Tender Agreement, the shareholders that are party thereto have each severally agreed (i) to validly tender (or cause the record owner of any Shares to tender) pursuant to the Offer all outstanding Shares beneficially owned by such shareholder and his or its affiliates, not later than the fifth business day after commencement of the Offer, (ii) to validly tender pursuant to the Offer all Shares thereafter acquired by such shareholder or his or its affiliates, within one business day following the acquisition thereof and
(iii) to the maximum extent permitted by law, not to withdraw any Shares so tendered without the prior written consent of Purchaser.

  Such shareholders have further agreed that if Parent or Purchaser shall notify the shareholders at any time after the commencement of the Offer that additional Shares are required to be tendered so that at least (x) 50% or (y) 90%, as specified by Parent or Purchaser, of all outstanding Shares shall have been validly tendered in the

Offer, then each such shareholder shall (and shall cause his, her or its affiliates to), exercise such options, warrants and other rights to acquire additional shares in such amounts as may be specified by Parent or Purchaser in order to cause at least (x) 50% or (y) 90%, as specified by Parent or Purchaser, of all outstanding Shares to have been validly tendered in the Offer, and shall tender or cause to be tendered in the Offer all Shares acquired by such shareholder (or his, her or its affiliates) upon exercise of such options, warrants and other rights. Parent and Purchaser have agreed that
(i) they shall not make any such request except to the extent required to cause at least (x) 50% or (y) 90% of all outstanding Shares to have been validly tendered in the Offer, and (ii) to the extent practicable, such request shall be made to all shareholders pro rata, on the basis of the Shares owned by all such shareholders and their respective affiliates on a fully-diluted basis.

STOCK OPTIONS

  Pursuant to the Tender Agreement, the shareholders that are parties thereto have granted to Purchaser an irrevocable option (the "Stock Option") to purchase the number of Shares owned by such shareholder or its affiliates set forth in the table above opposite the name of such shareholder in the column entitled "Purchaser Option Shares" (such Shares, as adjusted from time to time, being referred to as the "Purchaser Option Shares") at a purchase price equal to $1.67 per share in cash net to the seller; provided, that in no event shall the aggregate number of Purchaser Option Shares subject to the Stock Options granted by all shareholders pursuant to the Tender Agreement exceed an amount equal to 19.9% of the outstanding Shares, and if the aggregate number of Purchaser Option Shares subject to the Stock Options granted by all such shareholders would otherwise exceed 19.9% of the outstanding Shares, then the number of Purchaser Option Shares subject to the Stock Options granted by all such shareholders shall be reduced, on a pro rata basis, so that the aggregate number of Purchaser Option Shares subject to the Stock Options granted by all such shareholders will not exceed an amount equal to 19.9% of the outstanding Shares of Company Common Stock.

  The Tender Agreement further provides that if at any time additional Shares shall be issued so that the aggregate number of Purchaser Option Shares subject to the Stock Options granted by all shareholders would otherwise be less than 19.9% of the outstanding Shares, then each shareholder (pro rata in accordance with the Purchaser Option Shares initially subjected to the Stock Options as set forth above) (i) grants to Purchaser a Stock Option on such further Shares beneficially owned by such shareholder as may be required to increase the aggregate number of Purchaser Option Shares subject to the Stock Options granted by all shareholders to an amount equal to 19.9% of the outstanding Shares and (ii) agrees to exercise such options, warrants or rights to acquire additional Shares in such amounts as may be requested by Parent or Purchaser in order to obtain the result described in clause (i) of this sentence.

  Subject to the conditions described below, the Stock Option may be exercised by Purchaser, in whole and for all shareholders but not in part or for less than all shareholders, at any time following the occurrence of, or in connection with, a "Purchase Event." The term "Purchase Event" means the occurrence of any of the following: (i) the Company shall have entered into any letter of intent, memorandum of understanding or agreement relating to or providing for an Alternative Transaction (as defined in the Merger Agreement),
(ii) the Company or the shareholders shall have consummated an Alternative Transaction or (iii) Purchaser shall have purchased any shares pursuant to the Offer.

  If the Stock Options are exercised in connection with an Alternative Transaction, then in lieu of purchasing Purchaser Option Shares, Purchaser may instruct any shareholder that is a party to the Tender Agreement to carry out the Alternative Transaction (by tender, sale or surrender of the Purchaser Option Shares or otherwise as instructed) and upon receipt of such instructions, such shareholder will so carry out the Alternative Transaction; provided that the Alternative Transaction provides for the shareholder to receive at least $1.67 per share in cash net to the shareholder within thirty days after receipt of such instructions. Each shareholder that is a party to the Tender Agreement has agreed that Purchaser Option Shares will be the first Shares transferred in an Alternative Transaction. Upon receipt of the consideration with respect to Purchaser Option Shares payable in the Alternative Transaction, each such shareholder will pay to Purchaser with respect to each Purchaser Option Share an amount equal to the per share consideration so received less $1.67 per Share. Any Purchaser Option Shares not purchased in the Alternative Transaction shall remain subject to the Tender Agreement.

  The obligations of the parties to the Tender Agreement to consummate the purchase and sale of Shares upon the exercise of the Stock Options are subject to the condition that there shall be no preliminary or permanent injunction or other order or decree by any court of competent jurisdiction restricting, preventing or prohibiting the exercise of the Stock Option or the delivery of the Purchaser Option Shares in respect of such exercise. The obligations of Purchaser to consummate the purchase of any Option Shares upon the exercise of the Stock Option is subject to the further condition that all representations and warranties of the shareholders in the Tender Agreement shall be true and correct when made, shall be true and correct in all material respects at and as of the closing of such purchase as though made on and as of such Closing and Purchaser being satisfied that the Alternative Transaction shall be consummated.

LIMITATION ON CERTAIN ACTIONS

  In order to ensure that the shares subject to the Tender Agreement will be tendered as provided therein, the Tender Agreement provides that so long as the Tender Agreement is in effect no shareholder that is a party thereto shall
(i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Shares subject to the Tender Agreement or any interest therein, (ii) grant any proxies or powers of attorney, deposit any such Shares into a voting trust or enter into a voting agreement with respect to any such Shares, (iii) take any action that would make any representation or warranty of any shareholder contained in the Tender Agreement untrue or incorrect or have the effect of preventing or disabling any shareholder from performing its obligations under the Tender Agreement or (iv) take or cause the Company to take any action that would make any representation or warranty of the Company in the Merger Agreement untrue or incorrect or have the effect of preventing or disabling the Company from performing its obligations thereunder. The shareholders who are party to the Tender Agreement have also agreed to a non-solicitation covenant corresponding to that contained in the Merger Agreement.

WAIVER OF DISSENTER'S RIGHTS

  To the maximum extent permitted by law, each shareholder that is a party to the Tender Agreement has waived all dissenter's rights, appraisal rights and other similar rights available by law to such shareholder as a result of the Offer and the Merger.

REPRESENTATIONS AND WARRANTIES

  The Tender Agreement contains various representations and warranties of the shareholders that are parties thereto, including representations and warranties as to (i) the ownership of Shares and options, warrants and other rights, (ii) the authorization, execution and enforceability of the Tender Agreement, (iii) the lack of required governmental consents and filings in connection with the Tender Agreement, and the non-contravention by the Tender Agreement of organizational documents contracts, agreements, orders or laws applicable to such shareholders or their assets, (iv) the absence of encumbrances, (v) the absence of obligations with respect to broker's or finder's fees and (vi) the approval of the Offer, the Merger and the Tender Agreement by the Company's Board of Directors.

  The Tender Agreement also contains various representations and warranties of the Parent and the Purchaser, including representations and warranties as to
(i) organization and corporate power and (ii) the authorization, execution and enforceability of the Tender Agreement.

EXCESS EXPENSES

  Pursuant to the Tender Agreement, the shareholders who are parties thereto have agreed, jointly and severally, that if (i) the Offer and the Merger shall be consummated and (ii) the total transaction expenses (including, without limitation, legal and accounting expenses and fees and commissions payable to Coopers & Lybrand Securities, L.L.C. and other investment bankers and financial advisors to the Company) incurred by the

Company in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby and not reflected on the Company's audited balance sheet as of December 31, 1996 shall exceed $502,000.00, then such shareholders, jointly and severally, shall reimburse Parent for all such transaction expenses in excess of $502,000.00 promptly upon demand made within 60 days after the Effective Time of the Merger.

TERMINATION

  If Purchaser has not previously exercised the Stock Option, then the Tender Agreement shall terminate on the earliest of (i) the termination of the Merger Agreement in accordance with its terms without the occurrence of a Triggering Event; (ii) if a Triggering Event occurs prior to the termination of the Merger Agreement, the 180th day after the termination of the Merger Agreement without a Purchase Event having occurred and (iii) the first anniversary of the date of the Tender Agreement.

Dissenters' Rights

  No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated, each shareholder of the Company who has neither voted in favor of the Merger nor consented thereto in writing will have certain rights to dissent and demand payment of fair value for his or her Shares under Section 473 of the MBCA. The value, which would be determined by appraisal in a court proceeding, could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

General

  There can be no assurance that the Merger will take place because the Merger is subject to conditions discussed above which are beyond the control of Parent and the Company. In the event that, for any reason, the Merger does not occur, depending on the results of the Offer, Parent may consider the desirability of acquiring either additional Shares or the entire remaining equity interest in the Company. If Parent determines to do either, any such future transaction or transactions might be by means of a merger, reverse stock split, open market or privately negotiated purchases, one or more additional tender offers, exchange offers or otherwise. Such transactions might be on terms and at prices more or less favorable than those of the Offer. Moreover, the decision to enter into such future transactions and the forms they might take will depend on the circumstances then existing, including the financial resources of the Company and Parent and Parent's business, tax and accounting objectives, performance of the Shares in the market, availability and alternative uses of funds, money market and stock market conditions, general economic conditions and other factors.

12. SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required by the Purchaser to purchase all of the Shares and to cancel all of the existing options to acquire the Company's capital stock pursuant to the Offer and the Merger and to pay related fees and expenses (including prepayment of approximately $2.5 million of debt) is expected to be approximately $15.7 million. The Offer is not conditioned on the obtaining of financing. Parent has represented in the Merger Agreement that it has, or will have, sufficient funds available to purchase all the outstanding Shares.

  Parent and the Purchaser expect to obtain debt and equity financing in an aggregate amount of approximately $16.5 million for the purchase of Shares by the Purchaser in the Offer and the payment of related fees and expenses (including prepayment of approximately $2.5 million of debt), of which approximately $4.285 million will be obtained by Parent from the sale by the Parent of its common stock to Ridge and Blair Mezzanine Fund, and approximately $12.215 million will be obtained from the sale by the Parent to Blair Mezzanine Fund of Subordinated Notes (the "Subordinated Notes") in an aggregate face amount of $13.5 million. Parent will, in turn, contribute to Purchaser the funds required to finance the Offer and the Merger and pay related fees and expenses.

  The Subordinated Notes will be general unsecured senior subordinated obligations of Parent, the entire principal of which will be due and payable no later than June 30, 2005.

  Interest on the face amount of the Subordinated Notes will accrue at a rate equal to 13% per annum from and including the date of issuance. Unless the Merger is consummated after September 30, 1997, no accrued interest on the Subordinated Notes will be payable prior to the consummation of the Merger.

  Parent will have the option, at any time on or after the third anniversary of the issuance of the Subordinated Notes, to prepay any amounts of principal of the Subordinated Notes in increments of $500,000, together with all accrued interest but without any penalty or prepayment premium thereon, provided that such prepayment is made from excess cash flow. Upon a change in control or a sale, Blair Mezzanine Fund will have the right to require Parent, and Parent will have the option, upon the occurrence of those events and upon an initial public offering of securities to repay the principal of the Subordinated Notes in full without penalty.

  The Subordinated Notes will contain customary representations and warranties, and affirmative and negative covenants. The covenants will include, among other things, restrictions which limit dividends, indebtedness, liens, investments, mergers and consolidations, contingent obligations, capital expenditures, transactions with affiliates and asset sales, and will require Parent to maintain its property and insurance, to pay all taxes and comply with all laws and to provide periodic information (including financial statements) and conduct periodic audits on behalf of Blair Mezzanine Fund. In addition, after the consummation of the Merger, Parent will be required to comply with certain financial covenants.

  The Subordinated Notes will also contain customary events of default including, among other things, those resulting from (i) the nonpayment of any amount due under the Subordinated Notes, (ii) the material breach of any representation or warranty, (iii) the default in the performance of any covenant, (iv) the default under any instrument evidencing indebtedness for borrowed money or related guaranty obligations in excess of $250,000, (vi) a bankruptcy or insolvency and (v) the rendering of a material judgment against Parent. Upon the occurrence of an event of default with respect to Subordinated Notes, Blair Mezzanine Fund may, subject to its obligations under subordination agreements to be entered into with the Company's senior lender and the lessor of its Winona, Minnesota facility, declare the principal of the Subordinated Notes and the accrued and unpaid interest thereon to be immediately due and payable.

  In connection with the sale of the Subordinated Notes, Parent will pay to Blair Mezzanine Fund a loan fee of $350,000.

  Following the Effective Time of the Merger, Ridge and Blair Mezzanine Fund intend to cause the Company to pay to Ridge a transaction fee of $150,000.

  The Company's current credit facility with CIT Business Credit will be amended in certain respects and, as amended, will remain outstanding following the Offer and the Merger.

13. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares, and may terminate or amend the Offer and may postpone the acceptance for payment and payment for tendered Shares, and may terminate or amend the Offer and not accept for payment any Shares, if (i) there are not validly tendered prior to the Expiration Date and not withdrawn a number of Shares which satisfies the Minimum Condition or (ii) at any time on or after the commencement of the Offer

(unless otherwise indicated below) and before the time of payment for such Shares (whether or not Shares have been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

    a. there shall have been instituted or pending any action or proceeding by or before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which could (i) directly or indirectly restrain or prohibit the consummation of the Offer or the Merger, or impose any material fines, penalties or damages in connection therewith, (ii) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) impose or confirm material limitations on the ability of Parent or the Purchaser (or any of their affiliates) effectively to acquire or hold, or requiring Parent, the Purchaser or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of Parent or the Purchaser and their affiliates taken as a whole or the Company and its Subsidiaries taken as a whole or
  (iv) impose material limitations on the ability of Parent (or its affiliates) to acquire, hold or exercise full rights of ownership of the Shares purchased by it on all matters properly presented to the shareholders of the Company; or

    b. there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or governmental authority or by any court, any statute, rule, regulation, judgment, decree, order or injunction, that could, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of subsection a. above; or

    c. the Merger Agreement shall have been terminated in accordance with its terms; or

    d. (i) any of the representations or warranties made by the Company in the Merger Agreement that is not qualified by reference to materiality shall not have been true and correct in all material respects when made, or (other than representations and warranties made as of a specified date) shall thereafter have ceased to be true and correct in all material respects on the Expiration Date, or (ii) any of the representations or warranties made by the Company in the Merger Agreement that is qualified by reference to materiality shall not have been true and correct when made, or (other than (x) with respect to the representations and warranties with regard to the absence of a material adverse change, changes in or disruptions of the Company's business resulting from the execution of the Merger Agreement or the announcement of the Offer and the Merger, and (y) representations and warranties made as of a specified date) shall thereafter have ceased to be true and correct on the Expiration Date, or
  (iii) the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement and the Company shall not have cured such breach within 10 days after notice thereof is given by the Purchaser, but in no event later than the Expiration Date; or

    e. a tender or exchange offer for at least a majority of the then outstanding Shares shall have been publicly proposed to be made, or shall have been made, by any person, corporation, entity or "group," as defined in Section 13(d)(3) of the Exchange Act (other than Parent or the Purchaser); which, in any case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares; or

    f. there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any limitation (whether or not mandatory), by any United States governmental authority or agency on the extension of credit by banks or other financial institutions.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time or from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.

14. DIVIDENDS AND DISTRIBUTIONS.

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two following paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

  If on or after the date of the Merger Agreement the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, other than Shares issued pursuant to the exercise of outstanding employee stock options, then subject to the provisions of Section 13 above, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If on or after the date of the Merger Agreement the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 13 above, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

15. CERTAIN LEGAL MATTERS.

General

  Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Parent and the Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

State Takeover Laws

  Section 673 of the MBCA ("MBCA Section 673") prevents an "Interested Shareholder" (defined generally as a person who beneficially owns or controls 10% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers) with a Minnesota corporation for four years following the date such person became an Interested Shareholder, unless a committee of the corporation's board formed in accordance with MBCA Section 673 approves the Business Combination or the transaction whereby a person will become an Interested Shareholder before such person becomes an Interested Shareholder. Because the Board of Directors of the Company has formed a committee in accordance with MBCA Section 673 and because such committee has unanimously approved the Offer and the Merger, the requirements of MBCA Section 673 have been satisfied.

  Section 671 of the MBCA ("MBCA Section 671") requires a person or organization acquiring shares of an issuing public corporation in a control share acquisition in excess of certain threshold levels to deliver to the corporation being acquired an information statement containing certain information regarding the acquiring organization's and definitive financing agreements demonstrating the acquiring organization's financial ability to acquire the corporation's shares. MBCA Section 671 further requires that any such acquisition of shares be approved by (i) a majority of all shares entitled to vote and (ii) a majority of all shares entitled to vote excluding those shares held by the acquiring organization. Shares acquired in noncompliance with MBCA Section 671 have no voting rights, may not be transferred and may be redeemed by the corporation for a period of one year following acquisition. MBCA Section 671 does not apply to tender offers (i) to purchase all voting stock of the corporation which has been approved by a committee of the corporation's board formed in accordance with MBCA 673 before commencement of the intent to commence the tender offer and (ii) pursuant to which the acquiring organization will become the owner of over fifty percent of the corporation's voting stock. Because the tender offer has been extended to holders of all voting stock of the Company, a committee of the Company's Board of Directors has been formed in compliance with MBCA Section 673 and has unanimously approved the Merger and Offer and the Offer will not, by its terms, be consummated unless Purchaser acquires at least a majority of the Company's Shares, MBCA Section 671 does not apply to the Offer.

  Minnesota Statutes Chapter 80B ("Chapter 80B") requires a person who makes a takeover offer to file a registration statement with the commissioner of commerce of the State of Minnesota containing certain information as proscribed in Section 3 of Chapter 80B. Such person must also deliver a copy of the registration statement to the target company not later than the filing of the registration statement and the material terms of the proposed offer and the information specified in Section 3 of Chapter 80B to all offerees as soon as practicable after the filing. Chapter 80B does apply to the Offer.

  The Purchaser does not believe that any state takeover laws, other than MBCA Sections 671 and 673 and Chapter 80B, apply to the Offer and it has not complied with any other state takeover laws. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. See Section 13.

Antitrust

  The Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. The Parent, the Purchaser and the Company have concluded that the Offer and the Merger are not subject to the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. However, at any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

Other Matters.

  Parent and Purchaser believe that Rule 13e-3 will not be applicable to the Merger because of the exemption afforded by Rule 13e-3(g)(1), among other reasons. However, under certain circumstances, Rule 13e-3 could be applicable to the Merger or other business combination in which Parent seeks to acquire the remaining Shares it does not beneficially own following the purchase of Shares pursuant to the Offer. For example, if the Merger as consummated is not substantially similar to the Merger as described in this Offer to Purchase and the Merger Agreement, Rule 13e-3 could apply. However, the terms and conditions of the Merger are governed by the Merger Agreement, and any amendment to the Merger Agreement must be approved by each party thereto. If Parent has exercised its right to appoint directors to the Board of Directors of the Company following its purchase of Shares pursuant to the Offer, any such amendment must be approved on behalf of the Company by a majority of the directors of the Company then in office who have not been designated by Parent and are not employees of the Company.

16. FEES AND EXPENSES.

  Parent has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary fees for such services, plus reimbursement of out-of-pocket expenses and the Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

  Parent will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

  No commissions will be paid by the Purchaser or Parent to brokers, dealers, banks and trust companies, but such persons will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities or blue sky laws of a jurisdiction require the Offer to be made by a licensed broker or dealer, the Offer will be deemed made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  The Purchaser and Parent have filed with the Commission a Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, which furnishes certain additional information with respect to the Offer, and may file amendments thereto. The Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS BEING ACCURATE OR AS HAVING BEEN AUTHORIZED.

                                          R-B Acquisition Corporation

April 17, 1997

                                                                     SCHEDULE I

                 DIRECTORS AND EXECUTIVE OFFICERS OF RIDGE AND
                    BOARD OF MANAGERS OF WB GENERAL PARTNER

  1. DIRECTORS AND EXECUTIVE OFFICERS OF RIDGE. The following sets forth the name, age, present principal occupation and the material occupations, positions and employment within the past five years for each director and executive officer of RCC, RAI and PCC. Each person listed below is a United States citizen and, unless otherwise specified, has his principal business address at the offices of Parent, 257 East Main Street, Barrington, Illinois 60010.

                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
               NAME                  AND FIVE YEAR EMPLOYMENT HISTORY       AGE
               ----             ------------------------------------------  ---
   J. Bradley Davis............ President, sole director and sole            57
                                shareholder of Ridge Capital Corporation,
                                Ridge Advisors, Inc. and affiliated
                                companies since 1989.
   Nancy L. Kendall-Ward....... Senior Vice President, Ridge Capital         49
                                Corporation, Ridge Advisors, Inc. and
                                affiliated companies since 1989.
   Harrington Bischof.......... President, sole director and sole            62
                                shareholder of Pandora Capital Corporation
                                since July 1996 and Senior Advisor to Ridge
                                since January 1, 1997. Mr. Bischof served
                                as Senior Advisor to Prudential Securities,
                                Inc. from 1991 through June 1996.

  2. BOARD OF MANAGERS OF WB GENERAL PARTNER. WB General Partner is the general partner of Blair Mezzanine Fund. Blair Mezzanine Fund was organized in
September, 1996 and commenced operations in March, 1997. The following sets forth the name, age, present principal occupation and the material occupations, positions and employment within the past five years for each member of the Board of Managers of the WB General Partner. Each person listed below is a United States citizen and, unless otherwise specified, has his principal business address at the offices of the WB General Partner, 222 West Adams
Street, Chicago, Illinois 60606. Unless otherwise stated the person has held the indicated position for at least five years.

                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
               NAME                  AND FIVE YEAR EMPLOYMENT HISTORY       AGE
               ----             ------------------------------------------  ---
   E. David Coolidge III....... Chief Executive Officer of William Blair &   53
                                Company, LLC, an investment banking firm,
                                since January, 1995; previously, head of
                                Corporate Finance Department of the same
                                firm since 1977.
   John P. Kayser.............. Chief Financial Officer of William Blair &   47
                                Company, LLC, since 1988.
   Timothy MacKenzie........... General Partner of William Blair Mezzanine   38
                                Capital Partners, L.P., a private
                                investment firm, since March 1993 and a
                                managing director of WB General Partner
                                since its organization in September 1996.
                                Prior to March, 1993, Mr. MacKenzie was
                                Senior Vice President of Fiduciary Capital,
                                an investment advisor.
   Terrance M. Shipp........... General Partner of William Blair Mezzanine   38
                                Capital Partners, L.P., a private
                                investment firm, and a managing director of
                                WB General Partner since its organization
                                in September 1996.
   Marc J. Walfish............. General Partner of William Blair Mezzanine   44
                                Capital Partners, L.P., a private
                                investment firm, and a managing director of
                                WB General Partner since its organization
                                in September 1996.

                                                                     SCHEDULE II

          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

  1. DIRECTORS OF PARENT AND PURCHASER. The following sets forth the name, age, present principal occupation and the material occupations, positions and employment within the past five years for each director (and J. Bradley Davis, an executive officer) of Parent and Purchaser. Each person listed below is a United States citizen and, unless otherwise specified, has his principal business address at the offices of Parent, 257 East Main Street, Barrington, Illinois 60010.

                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
               NAME                  AND FIVE YEAR EMPLOYMENT HISTORY       AGE
               ----             ------------------------------------------  ---
   J. Bradley Davis............ President and sole shareholder of Ridge      57
                                Capital Corporation and affiliated
                                companies since 1989.
   Clark F. Davis.............. Vice President, Ridge Capital Corporation    30
                                since 1992. Mr. Davis was Manager of Flint
                                Creek Farm, Inc., Barrington Illinois from
                                May 1989.
   Harrington Bischof.......... President and sole shareholder of Pandora    62
                                Capital Corporation since July 1996. Mr.
                                Bischof served as Senior Advisor to
                                Prudential Securities, Inc. from 1991
                                through June 1996.
   Terrance M. Shipp........... General Partner of William Blair Mezzanine   38
                                Capital Partners, L.P., a private
                                investment firm, and a managing director of
                                WB General Partner since its organization
                                in September 1996. Mr. Shipp's principal
                                business address is c/o William Blair
                                Mezzanine Capital Partners, L.P., 222 West
                                Adams, Chicago, Illinois 60606.
   Marc J. Walfish............. General Partner of William Blair Mezzanine   44
                                Capital Partners, L.P., a private
                                investment firm, and a managing director of
                                WB General Partner since its organization
                                in September 1996. Mr. Walfish's principal
                                business address is c/o William Blair
                                Mezzanine Capital Partners, L.P., 222 West
                                Adams, Chicago, Illinois 60606.

  2. EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER. Set forth below are the names and positions held by each of Parent's and the Purchaser's executive officers. Each person holds the positions indicated at both Parent and Purchaser. All information for each such person is set forth in Item 1 above. All directors and executive officers listed below are citizens of the United States.

      NAME AND BUSINESS ADDRESS                  POSITION WITH PURCHASER
      -------------------------                  -----------------------
      Harrington Bischof................                President
      Clark Davis....................... Vice President and Assistant Secretary
      J. Bradley Davis.................. Vice President, Treasurer and Secretary

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at on of the following addresses:

                              The Depositary is:

                       HARRIS TRUST COMPANY OF NEW YORK

         By Hand:                By Courier:                  By Mail:



      Receive Window         77 Water Street, 4th       Wall Street Station
   77 Water Street, 5th             Floor                  P.O. Box 1023
          Floor               New York, NY 10005      New York, NY 10268-1023
    New York, NY 10005

       By Facsimile                                      Telephone Numbers
      Transmission:                                     For information call
      (212) 701-7636                                          collect
      (212) 701-7640                                       (212) 701-7624
   Confirm by telephone
      (212) 701-7624

      (For Eligible
    Institutions Only)

  Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent at its telephone number and location listed below, and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is
                                     LOGO
                               156 Fifth Avenue
                              New York, NY 10010
                         Call Toll Free (800) 322-2885